EXHIBIT 99.1

SPAR GROUP REPORTS 2006 FINANCIAL RESULTS

        TARRYTOWN, NY — March 14, 2007 — SPAR Group, Inc. (NASDAQ:SGRP) today reported financial results for the fourth quarter and year ended December 31, 2006.

        For the 2006 fourth quarter, net revenues rose 20% to $15.8 million from $13.2 million for the fourth quarter of 2005. The company recorded a net loss of $105,000, equal to $0.01 per share, for the 2006 fourth quarter, compared with net income of $733,000, or $0.04 per share, a year ago. Operating income for the 2006 fourth quarter was $11,000, compared with $1.1 million for the corresponding period last year. Selling, general and administrative expenses for the 2006 fourth quarter amounted to $6.0 million, compared with $4.4 million a year ago.

        For the full 2006 year, revenues advanced 11% to $57.3 million from $51.6 million for the prior year. SPAR Group recorded a net loss of $621,000, equal to $0.03 per share, for 2006, compared with net income of $878,000, or $0.05 per share, for 2005. The operating loss for all of 2006 was $724,000, versus operating income of $1.9 million last year. Selling, general and administrative expenses for 2006 amounted to $19.8 million, compared with $16.7 million a year ago.

        Robert G. Brown, SPAR Group’s chairman and chief executive officer said the revenue increases for the 2006 fourth quarter and full year reflected contributions from the company’s international operations. He said SPAR Group’s performance was impacted primarily by higher selling, general and administrative expenses, including costs associated with launching the new joint venture operations, along with initial operating losses associated with the international division, and investments in future marketing and technology programs.

        For the fourth quarter of 2006, international revenues advanced to $7.1 million from $3.9 million a year earlier. The international division had a net loss of $264,000 for the 2006 fourth quarter versus a loss of $322,000 for the 2005 fourth quarter. International revenues for the full 2006 year rose to $23.2 million from $14.9 million last year. Included in the 2006 revenue was an additional quarter of revenue, totaling approximately $1.3 million, associated with the change to the reporting year of the company’s joint venture in Japan, as well as revenue from the company’s new joint venture operations in Australia and Lithuania. The international division sustained a net loss of $630,000 for 2006, compared with net income of $162,000 for 2005.

        For the fourth quarter of 2006, U.S. revenues amounted to $8.7 million, compared with $9.3 million a year earlier. The domestic operations registered net income of $159,000 for the 2006 fourth quarter versus $1.1 million for the 2005 fourth quarter. Revenues in the U.S. for the full 2006 year totaled $34.1 million, including $770,000 from the termination of a customer service agreement during the first quarter, versus $36.7 million for 2005. The company’s domestic business posted net income of $9,000 for 2006, compared with $716,000 the prior year. Included in U.S. net income for 2006 was approximately $100,000 resulting from a favorable $1.3 million judgment awarded in a lawsuit offset by the 2006 related legal expenses of approximately $1.2 million.

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        “We continued to expand our international division in 2006, establishing a joint venture operation in Australia that today is beginning to provide tangible contributions to the company,” Brown said. “While the U.S. markets continued to be challenging throughout most of 2006, we successfully launched a significant new customer relationship during the year that we anticipate will provide solid returns in 2007.”

        “We strengthened our management team as well and launched important technology-based programs utilizing RFID that we believe will provide tangible benefits to the company in the years ahead. We also were pleased to have augmented our board of directors during the year with the addition of C. Manly Molpus, formerly president and chief executive officer of the Grocery Manufacturers Association and one of our industry’s leading executives,” Brown added.

      About SPAR Group

        SPAR Group, Inc., a diversified international marketing services company, provides a broad array of services to help manufacturers and retailers improve their sales, operating efficiency and profits at retail worldwide.  Services include in-store merchandising and event staffing, RFID and other technology and research, covering all product classifications and all classes of trade, including mass market, drug store, electronic store, convenience store and grocery chains. The company operates throughout the United States and internationally in Japan, Canada, Turkey, South Africa, India, Romania, China, Lithuania, Australia, Latvia and New Zealand.  For more information, visit SPAR Group’s Web site, www.sparinc.com.

        Certain statements in this news release are forward-looking, including, but not limited to, currently anticipated tangible contributions from the company’s Australian joint venture operation and benefits from a new U.S. customer relationship. The company’s actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group’s selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management,the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of these and other factors that could affect future results, performance or trends are discussed in SPAR Group Inc.‘s annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.

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(Tables follow)

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SPAR Group, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005*	December 31, 2006	December 31, 2005*
Net Revenues	$15,839	$13,205	$57,316	$51,586
Cost of revenues	9,610	7,525	37,463	31,939

Gross profit	6,229	5,680	19,853	19,647

Selling, general and administrative expenses	6,037	4,401	19,831	16,691
Depreciation and amortization	181	219	746	1,031

Operating income (loss)	11	1,060	(724)	1,925

Interest expense	75	89	237	191
Other expense (income)	204	38	(338)	446

(Loss) income before provision for income taxes and minority interests	(268)	933	(623)	1,288
Provision for income taxes	(73)	198	99	242

(Loss) income before minority interest	(195)	735	(722)	1,046

Minority interest	(90)	2	(101)	168

Net (loss) income	$(105)	$733	$(621)	$878

Basic/diluted net (loss) income per common share:

Net (loss) income - basic/diluted	$(0.01)	$0.04	$(0.03)	$0.05

Weighted average common shares -- basic	18,934	18,917	18,934	18,904

Weighted average common shares - diluted	18,934	19,147	18,934	19,360

* Certain reclassifications have been made to the 2005 financial statements to conform to the 2006 presentation.

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SPAR Group, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share and per share data)

	December 31, 2006	December 31, 2005*
Assets
Current Assets:
Cash and cash equivalents	$1,148	$1,914
Accounts receivable, net	12,982	10,656
Prepaid expenses and other current assets	553	702

Total current assets	14,683	13,272

Property and equipment, net	901	1,131
Goodwill	798	798
Other assets	1,695	216

Total assets	$18,077	$15,417

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,551	$1,597
Accrued expenses and other current liabilities	2,864	2,639
Accrued expense due to affiliates	1,752	1,190
Restructuring charges	-	99
Customer Deposits	560	1,658
Lines of credit	5,318	2,969

Total current liabilities	13,045	10,152

Minority Interest and other long-term liabilities	504	415

Total liabilities	13,549	10,567

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par value:
Authorized shares-3,000,000
Issued and outstanding shares-none	-	-
Common stock, $.01 par value:
Authorized shares-47,000,000
Issued and outstanding shares-
18,934,182 - December 31, 2006
18,916,847 - December 31, 2005	189	189
Treasury Stock	(1)	(1)
Additional paid-in capital	11,484	11,059
Accumulated other comprehensive (loss) gain	(109)	17
Accumulated deficit	(7,035)	(6,414)

Total stockholders' equity	4,528	4,850

Total liabilities and stockholders' equity	$18,077	$15,417

* Certain reclassifications have been made to the 2005 financial statements to conform to the 2006 presentation.